Exhibit (j) under Form N-1A
                                       Exhibit 23 under Item 601/Reg. S-K


 CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                  FIRM


We consent to the references to our firm under the caption "Financial Highlights" in the Institutional Shares and Institutional Service Shares' Prospectuses for the Federated Income Trust and under the caption "Independent Registered Public Accounting Firm" in the Institutional Shares and Institutional Service Shares' Statement of Additional Information in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 811-3352) of Federated Income Trust and to the incorporation by reference of our report dated March 10, 2006 for Federated Income Trust included in the Annual Report to Shareholders for the fiscal year ended January 31, 2006.






Boston, Massachusetts
March 27, 2006